Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 17, 2025 with respect to the consolidated financial statements included in the Annual Report of Rezolute, Inc. on Form 10-K for the year ended June 30, 2025. We consent to the incorporation by reference of said report in the Registration Statement of Rezolute, Inc. on Forms S-1 (File Nos. 333-234766 and 333-233310); Forms S-3 (File Nos. 333-250073, 333-251498, 333-265703, 333-268046, 333-275562, 333-281257, and 333-288731); and Forms S-8 (File Nos. 333-258222, 333-268221, and 333-284084).

/s/ GRANT THORNTON LLP

Newport Beach, California

September 17, 2025